Exhibit 99.1

PROPOSAL 2
APPROVAL OF
2005 EQUITY INCENTIVE PLAN

Our board of directors is asking our stockholders to approve our 2005 Equity Incentive Plan (the “Incentive Plan”). Our Incentive Plan was adopted by our Board of Directors in April 2005. The Incentive Plan would take effect upon the approval of our stockholders. Set forth below is a description of the terms of the Incentive Plan. Please see Appendix B for a complete copy of the Incentive Plan.

General. The purposes of the Incentive Plan are to attract and retain the best available personnel, provide additional incentive to our employees, consultants and directors and promote the success of our business. The Incentive Plan provides for the following types of awards:

•	stock options;
•	stock appreciation rights;
•	restricted stock and stock unit awards;
•	performance shares;
•	stock grants; and
•	performance-based awards.

Participants. Any of our employees, our non-employee directors, consultants and advisors to us, as determined by the compensation committee, may be selected to participate in the Incentive Plan. As of April 15, 2005, there were approximately 21 persons who would be eligible to participate in the Incentive Plan. No participant may be granted an award to acquire more than 1,500,000 shares of common stock in any calendar year.

Automatic Option Grants. The Incentive Plan provides for the automatic grant, on an annual basis, to each non-employee director of a nonstatutory stock option to purchase 50,000 shares of our common stock. These automatic grants would be made at the first meeting of our board of directors following the annual meeting of stockholders in each year, commencing with the 2005 annual meeting of stockholders. To be eligible for an automatic grant, the non-employee director must have served on our board of directors for at least six months preceding the grant. Each automatic option grant would have an exercise price per share equal to 105% of the closing price of our common stock on the date of grant or if the date of grant is not a trading day, then 105% of the closing price of our common stock on the next trading day following the date of grant. Each of these option grants to non-employee directors would vest with respect to one twelfth of the shares subject to the option at the end of each calendar month after the date of grant.

Administration. The Incentive Plan will be administered by the compensation committee of the board of directors (the “Committee”), which is presently composed of three members, all of whom are independent directors as defined by the regulations of the SEC and the American Stock Exchange. Members of the Committee serve until the appointment of their successors or their removal by the board of directors at any time. The board of directors may at any time exercise any of the powers and responsibilities assigned to the Committee under the Incentive Plan. Subject to the provisions of the Incentive Plan, the Committee has complete authority to make, or select the manner of making, all determinations with respect to awards to be granted, including the form of award and the employee, consultant or director to receive the award, by considering such factors as the Committee shall deem relevant in its discretion. Subject to the provisions of the Incentive Plan, the Committee also has complete authority to interpret the Incentive Plan, to prescribe, amend and rescind rules and regulations relating to the Incentive Plan, to determine the terms and provisions of any agreements concerning the terms of an award, and to make all other determinations necessary or advisable for the administration of the Incentive Plan. All decisions, interpretations and other actions of the Committee shall be final and binding on all holders of options or rights and on all persons deriving their rights therefrom.

Stock options. Stock options may be granted under the Incentive Plan, including incentive stock options, as defined under Section 422 of the Internal Revenue Code (the “Code”), and nonqualified stock options. Any incentive stock option or any option intended to qualify as performance-based compensation under Code Section 162(m) would not be granted at a price that is less than 100.0% of the fair market value of our common stock on the date of grant or, in the case of grants to holders of at least 10.0% of the voting power of all classes of our stock, 110.0% of the fair market value. The term of options granted shall generally be ten years, except that incentive stock options granted to 10.0% stockholders shall have a term of five years. The option exercise price of all nonqualified stock options would be determined by the administrator and is not limited by the foregoing restrictions on price.

Upon the exercise of a stock option, the purchase price must be paid in full in either cash or its equivalent. The administrator may also allow payment by tendering previously acquired shares of our common stock with a fair market value at the time of exercise equal to the exercise price, provided such shares have been held for at least six months prior to tender and broker-assisted cashless exercises and may authorize loans for the purpose of exercise as permitted under applicable law.

Stock appreciation rights (SAR). A SAR entitles a participant to receive a payment equal in value to the difference between the fair market value of a share of stock on the date of exercise of the SAR over the grant price of the SAR. The administrator may pay that amount cash, in shares of our common stock, or a combination. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any SAR would be determined by the administrator at the time of the grant of award and would be reflected in the award agreement.

Restricted stock and stock units. A restricted stock award or restricted stock unit award is the grant of shares of our common stock either currently (in the case of restricted stock) or at a future date (in the case of restricted stock units), at a price determined by the administrator (including zero), that is nontransferable and is subject to substantial risk of forfeiture until specific conditions or goals are met. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may, if permitted by the administrator, have full voting and dividend rights with respect to such shares. The restrictions would lapse in accordance with a schedule or other conditions determined by the administrator.

Performance units. A performance unit award is a contingent right to receive a pre-determined number of shares of our common stock if certain performance goals are met. The value of performance units would depend on the degree to which the specified performance goals are achieved but are generally based on the value of our common stock. The administrator may, in its discretion, pay earned performance shares in cash, or stock or a combination of both.

Stock grants. A stock grant is an award of shares of common stock without restriction. Stock grants may only be made in limited circumstances, such as in lieu of other earned compensation.

Performance-based awards. Grants of performance-based awards enable us to treat other awards granted under the Incentive Plan as “performance-based compensation” under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Because Section 162(m) of the Code only applies to those employees who are “covered employees” as defined in Section 162(m) of the Code, only covered employees and those likely to become covered employees are eligible to receive performance-based awards.

Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the administrator for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: pre- or after-tax net earnings, sales or revenue, operating earnings, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the administrator would have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that would be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the administrator may reduce or eliminate (but not increase) the award. Generally, a participant would have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for that period.

Shares reserved for issuance. Subject to certain adjustments, we would be able to issue a maximum of 6,000,000 shares of our common stock, including shares of our common stock that may be issued upon the exercise of options, under the Incentive Plan. In addition, on January 1 of each year, there would be an automatic increase in the number of shares reserved for issuance under the Incentive Plan equal to the lesser of (i) one percent of the number of outstanding shares of our common stock on such day, (ii) 750,000 and (iii) such other amount as our board of directors may specify prior to the date such annual increase is to take effect. The maximum aggregate number of shares of our common stock which may be issued pursuant to or subject to outstanding “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code) granted under the Incentive Plan is 5,000,000.

Acceleration of vesting. The vesting of any awards granted under the Incentive Plan may be accelerated in full in the event of a merger or sale of the company if the acquiring entity does not assume or replace the awards with comparable awards.

Limitation of Rights. Participants in the Incentive Plan will not be deemed for any purpose to be a stockholder of the Company with respect to any of the shares of stock subject to an award unless and until a certificate has been issued for the shares and delivered to the participant. Any stock issued pursuant to awards is subject to all restrictions on transfer imposed by our certificate of incorporation and bylaws.

Transferability. Except as otherwise provided in the Incentive Plan, options and awards are not transferable, and no options, awards or interests in them may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than by will or the laws of descent and distribution. All of a participant’s rights in any option or award may be exercised during the life of the participant only by the participant or the participant’s legal representative. However, the administrator may, at or after the grant of a nonstatutory option, or shares of restricted stock, provide that such award may be transferred by the recipient to a family member; provided, however, that any such transfer is without payment of any consideration whatsoever and that no transfer will be valid unless first approved by the administrator, acting in its sole discretion.

Amendment and termination. The administrator, with the approval of our board of directors, may terminate, amend or modify the Incentive Plan at any time, however, stockholder approval would be obtained for any amendment to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule. We may not make any grants under the Incentive Plan after the tenth anniversary of the effective date of the plan.

Tax Effect for Us. We generally will be entitled to a tax deduction in connection with an option or award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and to each of the named executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met with respect to awards. These conditions include stockholder approval of the Incentive Plan and performance goals under the Incentive Plan, setting individual annual limits on each type of award, and certain other requirements. The Incentive Plan has been designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards if we should make them.

Registration with the SEC. Upon approval of the Incentive Plan, we plan to file a Registration Statement on Form S-8 with the SEC to register the issuance of the shares issuable under the Incentive Plan.

Stockholder Approval. Approval of the Incentive Plan requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

Post-approval Grants/Plan Benefits. We currently anticipate that if the stockholders approve the Incentive Plan then promptly after such approval we would recommend that the Committee authorize the grant to 14 of our employees of non-statutory stock options to purchase an aggregate of approximately 709,000 shares of our common stock representing the options we would have granted such employees on the date of their hire or the date we agreed to issue such options for those grants that were bonus grants; each of these options would have an exercise price equal to the closing price on the date we agreed to grant such option. The Committee may, however, determine to increase the exercise price of each of these options to equal the current market price or some other price that is higher than the closing price on the date we agreed to issue these options. If the Committee does determine to increase the exercise price of these options, we believe that the Committee would also increase the number of shares subject to these options in order to compensate for the higher exercise price. In addition, pursuant to the terms of the Incentive Plan, an option to purchase 50,000 shares of our common stock would be automatically granted to each of our four non-employee directors at the first meeting of our board of directors following the Annual Meeting. The table below identifies with more specificity the allocation of these grants. Unless otherwise indicated below, each option listed below would (i) have an exercise price as indicated below, (ii) vest with respect to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and with respect to 1/48 of the shares subject to the option each month thereafter, (iii) expire ten years after the vesting commencement date. The closing price of our Common Stock on April 15, 2005 was $____________.

Name and Position	Shares Subject to Option	Exercise Price	Vesting Commencement Date
Evan Levine Chief Executive Officer, President, Chief Operating Officer and Secretary	-	-	-
Joan M. Robbins Chief Technical Officer	100,000[1]	$1.03[2]	01-03-2005
Carrie E. Carlander Chief Financial Officer, Vice President, Finance, and Treasurer	200,000[3]	$0.85[2]	11-17-2004
Cellia Habita Senior Vice President, Clinical Operations	100,000[1]	$1.03[2]	01-03-2005
Brian M. Culley Vice President, Business Development	100,000[3]	$0.85[2]	12-01-2004
Executive Group	500,000[4]	$0.92[5]	see above
Non-Executive Director Group	200,000	(6)	(6)
Non-Executive Officer Employee Group	209,000[4]	$1.31[5]	05-01-2004 to 03-21-2005
1	The shares subject to this option represent the number of option shares we agreed to grant to this employee as a bonus on January 3, 2005.
2	The per share exercise price of this option represents the closing price of our common stock on the date we agreed to grant this option.
3	The shares subject to this option represent the number of option shares we agreed to grant to this employee on the date of their hire.
4	This share figure represents the aggregate number of shares we agreed to grant to this employee group on the date of their hire or, for bonus grants, on January 3, 2005, the effective date of these bonuses.
5	This exercise price represents the weighted-average closing price of our common stock on the dates we agreed to grant these option shares.
6	The options to be granted to non-executive directors will have an exercise price equal to 105% of the closing price of our common stock on the date of grant. We currently expect that our board of directors will meet promptly after the conclusion of our Annual Meeting.

United States Income Tax Considerations

The grant of the above-listed nonqualified stock options will not result in taxable income to the recipient. Except as described below, the recipient will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will generally be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the Incentive Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Incentive Plan. We suggest that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.